Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Kathleen Bela, Investor Relations, phone: 510/572-4566, e-mail: kathleen.bela@lamrc.com
Lam Research Corporation Announces Earnings for the Quarter Ended September 25, 2005
FREMONT, Calif., October 12, 2005—Lam Research Corporation (NASDAQ: LRCX) today announced earnings for the quarter ended September 25, 2005. Revenue for the period was $320.9 million, and net income was $49.5 million, or $0.35 per diluted share, compared to revenue of $353.8 million and net income of $66.5 million, or $0.47 per diluted share, for the June 2005 quarter. Gross margin was $156.1 million and operating expenses were $96.4 million for the September 2005 quarter compared to gross margin of $175.9 million and operating expenses of $93.3 million for the June 2005 quarter.
Beginning in the September 2005 quarter, the Company included equity-based compensation expense in cost of goods sold and operating expenses of $1.1 million and $4.1 million, respectively, or $0.03 per diluted share after income tax expense. Gross margin as a percent of revenue for the September quarter was 48.6 percent compared to 49.7 percent in the June quarter. In the period, operating expenses, including the previously mentioned equity-based compensation expense, increased at a slower pace than originally planned.
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Lam Announces Earnings for the September 2005 Quarter	Page 2 of 6
New orders recorded in backlog increased 3 percent sequentially to $326 million. The geographic distribution of new orders as well as revenue during the September quarter is shown in the following table:

Region	New Orders	Revenue
North America	17%	16%
Europe	15%	12%
Japan	22%	26%
Korea	13%	17%
Asia Pacific	33%	29%
Cash, short-term investments and restricted cash balances were $873.9 million at the end of September, and cash flows provided by operating activities were $47.4 million during the quarter. Condensed Consolidated Statements of Cash Flows are included at the end of this press release. Deferred revenue and deferred profit balances were $107.4 million and $63.7 million, respectively. At the end of the period, unshipped orders in backlog were approximately $382 million, and the anticipated future revenue value of orders shipped from backlog to Japanese customers that are not recorded as deferred revenue was approximately $54 million.
“We are pleased with the results for the September quarter and proud of the performance our employees consistently deliver,” stated Steve Newberry, Lam’s president and chief executive officer. “Market share gains reflect the strength of our product portfolio and supported growth in new orders in the quarter. Looking forward, we are encouraged by signs that business is strengthening, driven by increased demand for production of leading-edge devices that are vital to a variety of new consumer products. We believe this will result in improved demand for our equipment and services through the balance of 2005.”
“The Company continues to deliver excellent financial performance. Cash flows from operations represented the eighth consecutive quarter of positive operational cash generation. The Company was active in its commitment to its share repurchase program during the quarter, buying approximately 2.6 million shares for a total cash outlay of $78.7 million. We remain well positioned to continue delivering a level of performance that reflects our commitment to excellence in every facet of our business,” Newberry concluded.
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Lam Announces Earnings for the September 2005 Quarter	Page 3 of 6
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the outlook for our business, the levels of demand for our equipment and services, our future financial performance, the continuing strength of our product portfolio, management’s plans for continuation of our share repurchase program, our ability to execute to market share and profitability objectives, and our future ability to develop and produce leading-edge applications and deliver expertise that meet our customers’ requirements. Some factors that may affect these forward-looking statements include: changing business conditions in the semiconductor industry and the overall economy and our plans for reacting to those changes, changing customer demands, the level of demand for new consumer products, our competitors’ development of new technologies that could affect our market share, the success of our research and development programs, and management’s determinations of the continued value of a share repurchase program. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 26, 2005, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.
Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ National Market® under the symbol LRCX. Lam is a NASDAQ-100® company. The Company’s World Wide Web address is http://www.lamresearch.com.
Consolidated Financial Tables Follow
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Lam Announces Earnings for the September 2005 Quarter	Page 4 of 6
LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data and percentages)
(unaudited)

	Three Months Ended
	September 25,	June 26,	September 26,
	2005	2005	2004
Total revenue	$320,907	$353,767	$419,549
Cost of goods sold	164,828	177,908	204,788

Gross margin	156,079	175,859	214,761
Gross margin as a percent of revenue	48.6%	49.7%	51.2%
Research and development	51,242	49,474	50,358
Selling, general and administrative	45,155	43,854	43,127

Total operating expenses	96,397	93,328	93,485
Operating income	59,682	82,531	121,276
Operating margin as a percent of revenue	18.6%	23.3%	28.9%
Other income, net	8,488	6,171	8

Income before income taxes	68,170	88,702	121,284
Income tax expense	18,679	22,176	31,534

Net income	$49,491	$66,526	$89,750

Net income per share:
Basic	$0.36	$0.48	$0.66

Diluted	$0.35	$0.47	$0.64

Number of shares used in per share calculations:
Basic	136,453	138,208	135,478

Diluted	141,430	142,518	139,808

Lam Announces Earnings for the September 2005 Quarter	Page 5 of 6
LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 25,	June 26,
	2005	2005
	(unaudited)	(1)
Assets:
Cash, cash equivalents and short-term investments	$788,816	$809,253
Accounts receivable, net	220,955	232,005
Inventories	113,702	110,051
Other current assets	99,463	93,527

Total current assets	1,222,936	1,244,836
Property and equipment, net	40,010	41,082
Restricted cash	85,038	85,038
Other assets	76,690	77,859

Total assets	$1,424,674	$1,448,815

Liabilities and stockholders’ equity:
Current liabilities	$364,649	$379,133

Other long-term liabilities	$1,364	$2,786
Stockholders’ equity	1,058,661	1,066,896

Total liabilities and stockholders’ equity	$1,424,674	$1,448,815

(1)	Derived from audited financial statements.

Lam Announces Earnings for the September 2005 Quarter	Page 6 of 6
LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	September 25,	June 26,	September 26,
	2005	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$49,491	$66,526	$89,750
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,032	6,305	6,194
Deferred income taxes	15,374	51,187	29,624
Stock-based compensation	5,246	497	27
Tax benefit from employee stock options	—	(28,303)	—
Other, net	1,842	223	1,194
Change in working capital accounts	(30,604)	37,449	(86,407)

Net cash provided by operating activities	47,381	133,884	40,382

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,658)	(4,226)	(5,138)
Net sales (purchases) of available-for-sale securities	51,598	(35,565)	(17,308)
Transfer of restricted cash	—	27,430	—

Net cash provided by/(used for) investing activities	46,940	(12,361)	(22,446)

CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock purchases	(78,690)	(99,288)	—
Reissuances of treasury stock	5,137	458	—
Proceeds from issuance of common stock	12,174	23,456	10,939

Net cash provided by/(used for) financing activities	(61,379)	(75,374)	10,939

Effect of exchange rate changes on cash	(374)	(361)	451
Net increase in cash and cash equivalents	32,568	45,788	29,326
Cash and cash equivalents at beginning of period	482,250	436,462	163,403

Cash and cash equivalents at end of period	$514,818	$482,250	$192,729